Exhibit 10.16
THE DOLAN COMPANY
AMENDED AND RESTATED
EXECUTIVE CHANGE IN CONTROL PLAN
     The purpose of this Executive Change in Control Plan (the “Plan”) is to secure the continued services of certain senior executives of The Dolan Company and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control of the Company. The Plan was approved by the Board on June 22, 2007, and became effective on August 7, 2007. This Amended and Restated Executive Change in Control Plan was adopted by the Board on January 27, 2011, effective as of such date, and reflects the First Amendment to the Plan approved by the Compensation Committee on October 29, 2008, and additional amendments approved by the Board as of the date of adoption of this Amended and Restated Plan.
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions
     Whenever used in this Plan, the following capitalized terms shall have the meanings set forth in this Section 1.1. Certain other capitalized terms are defined elsewhere in this Plan.
     (a) “Annual Target Bonus Amount” means the annual target bonus for each Participant, if any, as set by the Compensation Committee in accordance with the Company’s annual bonus plan or policy for the calendar year in which the Participant incurs a termination of employment.
     (b) “Base Salary” means (i) for a Participant who has an individual employment agreement with the Company, the annual base salary as specified in such employment agreement as in effect during the calendar year in which the Participant incurs a termination of employment (including any increases approved by the Compensation Committee), or (ii) for a Participant who does not have an individual employment agreement with the Company, the base salary shall equal the product of (x) the monthly salary as in effect during the last full month prior to the month in which the Participant incurs a termination of employment multiplied by (y) twelve (12).
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cash Severance Payment” means the cash payment of severance compensation as provided in Section 4.2.
     (e) “Cause” means:

     (i) the willful and continued failure by a Participant to substantially perform his or her duties for the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness or any such failure subsequent to the delivery of a notice of the Company’s intent to terminate the Participant’s employment without Cause or subsequent to the expiration of the Company’s remedy period following the Participant’s delivery to the Company of a notice of his or her intent to terminate employment for Good Reason), and such willful and continued failure continues after a demand for substantial performance is delivered to the Participant by the Company which specifically identifies the manner in which the Participant has not substantially performed his or her duties; or
     (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is injurious to the business or reputation of the Company.
For purposes of determining whether “Cause” exists, no act or failure to act on the part of the Participant shall be considered “willful” unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions to a Participant by a more senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to the Participant a copy of a resolution duly adopted by two-thirds (2/3) of the entire Board (excluding the Participant if applicable) at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clause (i) or (ii) has occurred and specifying the particulars thereof in detail. The Company must notify the Participant of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Plan. Notwithstanding the foregoing, with respect to a Participant who has entered into an employment agreement with the Company, “Cause” shall have the meaning specified in such agreement.
     (f) “Change in Control” means (a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the outstanding voting Shares; provided, however, a Change in Control shall not be deemed to occur solely because more than fifty percent (50%) of the outstanding voting Shares is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (ii) any Person which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in approximately the same proportion as their ownership of voting Shares immediately prior to such acquisition; (b) a merger, consolidation or other reorganization involving the Company if the stockholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting shares of the entity resulting from such merger, consolidation or other reorganization; (c) a complete liquidation or dissolution of the Company; or (d) the sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis), other than a transfer to a “related person” described in Treasury Regulations or other applicable guidance issued under Code Section 409A with respect to a change in ownership of a substantial portion of a corporation’s assets.
     (g) “Change in Control Period” means the period described in Section 9.7 hereunder.
     (h) “Code” means the Internal Revenue Code of 1986, as amended.
     (i) “Committee” means the Compensation Committee or another committee designated to administer the Plan pursuant to Section 8.1.
     (j) “Common Stock” means common stock, par value $.001 per share, of the Company.
     (k) “Company” means The Dolan Company, a Delaware corporation, any successor or assignee as provided in Article VI and any Subsidiary, as applicable.
     (l) “Compensation” means a Participant’s Base Salary plus Annual Target Bonus Amount for the year in which the termination of employment occurs (determined without regard to any diminution in such Base Salary or Annual Target Bonus Amount constituting Good Reason for Participant’s resignation). Notwithstanding anything herein to the contrary, “Compensation” shall not include a Participant’s income from the grant or vesting of restricted stock, or from the grant, vesting, or exercise of stock options, or any other awards under any of the Company’s equity incentive plans.
     (m) “Compensation Committee” means the compensation committee of the Board.
     (n) “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Committee. Notwithstanding the foregoing, with respect to a Participant who has entered into an employment agreement with the Company, “Disability” shall have the meaning specified in such agreement as “Disability” or “Permanent Disability.”
     (o) “Eligible Employee” means a regular full-time salaried employee of the Company who is a member of a select group of management or highly compensated employees of the Company.
     (p) “Employee Grade” means the grade (Grade One or Grade Two) to which a Participant is designated by the Compensation Committee in accordance with Article III.

     (q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (s) “Good Reason” means the occurrence, without a Participant’s express written consent, of any of the following events, provided that the Participant gives the Company written notice of circumstances giving rise to any of the following events no later than ninety (90) days after the date that such circumstances come into existence:
     (i) a material reduction by the Company of a Participant’s Base Salary and Annual Target Bonus Amount (if any) as in effect immediately before a Change in Control;
     (ii) (A) any material and adverse change in a Participant’s authority, duties and responsibilities as in effect immediately before the Change in Control, or an adverse change, after the occurrence of a Change in Control, in the duties, responsibilities, authority or the managerial level of the individual or body of individuals to whom a Participant reports; provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (ii), or (B) a material and adverse change in a Participant’s titles or offices (excluding, if applicable, membership on the Board) with the Company as in effect immediately prior to a Change in Control;
     (iii) the Company’s requiring a Participant to be based more than fifty (50) miles from the location of such Participant’s place of employment immediately before a Change in Control, except for normal business travel in connection with the Participant’s duties with the Company; or
     (iv) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Article VI hereof.
Good Reason shall not exist unless, following receipt by the Company of the Participant’s notice under this Section 1.1(s), the Company is provided with thirty (30) days to remedy the circumstances that would constitute Good Reason. After receipt, Participant’s right to terminate employment for Good Reason shall not be affected by incapacities due to mental or physical illness and a Participant’s continued employment shall not, subject to the requirements under this Section 1.1(s), constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided that any termination of a Participant’s employment for Good Reason as a result of such event or condition must occur no later than the second anniversary of the date that such condition arises. Notwithstanding the foregoing, with respect to a Participant who has entered into an employment agreement with the Company, “Good Reason” shall have the meaning specified in such agreement; provided, however that such meaning is consistent with the definition of “good reason” provided in the Treasury Regulations or other applicable guidance issued under Code Section 409A with respect to involuntary separations from service.
     (t) “Multiplier” for each Employee Grade shall be the number set forth opposite such Employee Grade below:

Employee Grade	Multiplier

Grade One	2.5
Grade Two	1.0
     (u) “Participant” means an Eligible Employee designated by the Compensation Committee to participate in the Plan pursuant to Article III; provided, however, that with respect to an Eligible Employee who has not entered into an employment agreement with the Company, such Eligible Employee shall not become a Participant eligible to receive any benefits under the Plan until the Employee has executed a copy of, and delivered to the Company, the Restrictive Covenant Agreement attached as Exhibit A.
     (v) “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.
     (w) “Release” means, (i) with respect to a Participant who has entered into an employment agreement with the Company that has a release attached as an exhibit to such employment agreement, such release, or (ii) with respect to a Participant who has not entered into an employment agreement with the Company or who has entered into an employment agreement that does not have a release attached as an exhibit, a release acceptable to the Company and in a form substantially similar to the Separation and General Release Agreement attached hereto as Exhibit B, with modifications to account for variations in state laws.
     (x) “Separation from Service” means a Participant’s termination of employment from the Company which constitutes a “separation from service,” as such term is defined in Treasury Regulations or other applicable guidance issued under Code Section 409A.
     (y) “Severance Benefit” means the Cash Severance Payment and all other payments and benefits as provided in Article IV.
     (z) “Share” means a share of the Common Stock.
     (aa) “Subsidiary” means any corporation or other Person, a majority of the voting power, equity securities or equity interest of which is owned directly or indirectly by the Company.

ARTICLE II
CERTAIN REDUCTIONS OF PAYMENTS BY THE COMPANY
     Notwithstanding any contrary provisions of this Plan, any Participant shall have the right, exercisable by written notice to the Company delivered at least 60 days before the due date for payment of any amounts that become payable pursuant to Article IV hereof, to have an independent national accounting firm designated by such Participant (the “Accounting Firm”) compute whether there would be any “excess parachute payments” payable to such Participant, within the meaning of Code Section 280G, taking into account the total “parachute payments,” within the meaning of Code Section 280G, payable to such Participant by the Company or any successor thereto under this Plan and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds of such total “parachute payments” that would be paid to such Participant, after taking into account all applicable federal, state and local income and employment taxes, and the excise tax imposed by Code Section 4999, if either (a) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to such Participant would not exceed three (3) times the “base amount” as defined in Code Section 280G, less One Dollar ($1.00); or (b) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount of such proceeds being paid to such Participant, such lesser amount shall be paid. If not reducing the payments hereunder would result in a greater after-tax amount of such proceeds being paid to such Participant, such payments to such Participant shall not be reduced. Any good faith determination by the Accounting Firm shall be final, binding and conclusive upon the Company and such Participant, subject to the following paragraph. Any Participant exercising the right set forth in this paragraph shall be obligated to ensure that the Accounting Firm completes its computations and delivers them in writing to the Company, together with reasonable supporting documentation, by no later than 30 days prior to the due date for payment of any amounts that become payable pursuant to Article IV hereof.
     As a result of uncertainty in the application of Code Section 280G, it is possible that excess parachute payments will be paid to a Participant even when such Participant elects to have the Accounting Firm complete the computations described in the previous paragraph and the payments hereunder are reduced as a result of the Accounting Firm’s computations; but any such result is not the intent hereof. In any such case, the payment of any excess parachute payment under this Plan will be void ab initio to the extent of any such excess. Any excess will be treated as an overpayment by the Company to the affected Participant. Such Participant will return the overpayment to the Company, within fifteen (15) business days after any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Code Section 1274(d) (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Code Section 4999) from the date the Participant received the excess until it is repaid to the Company.
     All reasonable fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company; and the Company shall pay such fees, costs, and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for federal, state and local purposes at the highest possible marginal tax rates that could be applicable to the Participant in the year of receipt of the payments, unless the Participant agrees otherwise.
ARTICLE III
ELIGIBILITY
     Section 3.1 Designation of Participants
     The Compensation Committee shall have the authority to designate Eligible Employees as Participants from time to time, and to designate such matters as the date that participation by the Eligible Employee shall commence and the appropriate Employee Grade, in each case at the sole discretion of the Compensation Committee.
     Section 3.2 Changes in Employee Grades
     The Compensation Committee shall have the authority, in its sole discretion, to change the Employee Grade of a Participant to an Employee Grade associated with a higher Multiplier.
ARTICLE IV
SEVERANCE BENEFITS
     Section 4.1 Right to Severance Benefit; Release
     Subject to the execution and delivery by the Participant of the Release, and to such Release becoming effective, the Participant shall be eligible to receive (i) a Cash Severance Payment from the Company in the amount provided in Section 4.2 at such time as provided in Section 4.4, and (ii) such other benefits and rights provided in Sections 4.5 and 4.6, in each case provided that the Participant incurs a termination of employment from the Company within ninety (90) days immediately preceding or twelve (12) months immediately following the occurrence of a Change in Control for any reason other than:
     (a) Death,
     (b) Disability,
     (c) Termination by the Company for Cause,
     (d) Voluntary termination by the Participant for other than Good Reason, or
     (e) A corporate transaction by the Company selling the Subsidiary which employed the Participant before such transaction, but only if such Participant is offered employment with the purchaser of such Subsidiary on substantially the same terms and conditions under which such Participant worked for the such subsidiary before the transaction.

     Section 4.2 Amount of Cash Severance Payment
     The amount of the Cash Severance Payment shall equal the product of the Participant’s Compensation multiplied by the Multiplier for the Participant’s Employee Grade, less applicable withholdings.
     Section 4.3 No Mitigation; Offset
     The Company acknowledges and agrees that the Participant shall be entitled to receive all amounts due pursuant to this Article IV regardless of any income which the Participant may receive from other sources following termination of employment from the Company. Notwithstanding anything herein to the contrary, any Severance Benefit payable or benefit provided to a Participant hereunder shall be reduced by severance payments or comparable benefits to which the Participant is entitled under any plan or program sponsored by the Company or under any similar arrangement entered into by the Company and the Participant, including, but not limited to, employment agreements.
     Section 4.4 Payment of Severance Benefit
     The Participant’s ability to receive the Severance Benefit is contingent upon (i) the Participant executing, timely delivering to the Company and not revoking the Release provided to the Participant by the Company and (ii) the Participant’s compliance with the restrictive covenants set forth in the employment agreement or any other agreement entered into by the Participant and the Company, including, but not limited to, the Restrictive Covenant Agreement attached as Exhibit A; provided, that, if a Participant breaches any such restrictive covenant, then, in addition to other available remedies provided in such agreement or under applicable law, such Participant shall cease to be eligible for any Severance Benefit or other benefits under this Plan, and, upon the Company’s written request, must promptly repay to the Company any Severance Benefit and monetary value of other benefits previously received under the Plan; provided further that any amount to be repaid shall be on a gross basis, without reduction for any taxes incurred. Provided that the Participant meets these conditions, the Cash Severance Payment shall be paid to the Participant, in one lump sum cash payment, on the six (6) month anniversary of the Participant’s Separation from Service. If the Company shall have timely delivered the form of Release to a Participant, and the Participant either fails to execute and deliver the Release to the Company at least thirty (30) days before that six (6) month anniversary, or he or she does so but rescinds such Release before any Cash Severance Payment is otherwise due the Participant under this Section 4.4, the Company shall have no obligations to provide the Severance Benefit.
     Section 4.5 Medical and Dental Benefits Continuation
     Any Participant who is entitled to the Cash Severance Payment hereunder, shall, for the eighteen (18) month period following his or her termination of employment with the Company, be eligible to continue coverage in the medical and dental plans maintained by the Company during such period on the same terms and conditions as if the Participant remained an active employee of the Company during such eighteen (18) month period. The coverage required by this Section 4.5 need only be provided by the Company if the Participant (on behalf of himself or herself and his or her eligible dependents) makes the appropriate election as required by Code Section 4980B and otherwise complies with the requirements of Code Section 4980B.
     Section 4.6 Outplacement Services
     Any Participant who is entitled to the Cash Severance Payment hereunder shall also receive from the Company, in addition to amounts due pursuant to Section 4.2 hereof, an amount equal to forty-five thousand dollars ($45,000). It is intended by the Company that such amount be used by the Participant for outplacement services. Amounts due pursuant to this Section 4.6 shall be payable on the date that the Cash Severance Payment becomes due pursuant to Section 4.4 hereof.
     Section 4.7 Withholding of Taxes
     The Company shall withhold from any amounts or benefits payable to the Participant under this Plan all federal, state, local, city, employment or other taxes required by applicable law to be withheld by the Company.
ARTICLE V
OTHER RIGHTS AND BENEFITS NOT AFFECTED
     Section 5.1 Other Benefits
     Subject to Section 4.3, neither the provisions of this Plan nor the Severance Benefit provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish a Participant’s rights as an employee, whether existing now or hereafter, under any employee benefit, incentive, retirement, welfare, stock option, stock bonus or stock-based, or stock purchase plan, program, policy or arrangement or any written employment agreement or other plan, program policy or arrangement not related to severance.
     Section 5.2 Employment Status
     This Plan does not constitute a contract of employment or impose on a Participant any obligation to remain in the employ of the Company, nor does it impose on the Company any obligation to retain a Participant in his or her present or any other position, nor does it change the status of a Participant’s employment as an employee at will (or otherwise). Nothing in this Plan shall in any way affect the right of the Company in its absolute discretion to change or reduce a Participant’s compensation at any time, or to change or terminate at any time one or more of its employee benefit plans.
ARTICLE VI
SUCCESSOR TO THE COMPANY
     The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no succession or assignment had taken place. In such event, the term “Company”, as used in this Plan, shall mean (from and after, but not before, the occurrence of such event) the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.
ARTICLE VII
CLAIMS
     Section 7.1 Claims Procedure
     If a Participant has (a) a claim for compensation or benefits which are not being paid under the Plan, (b) another claim for benefits under the Plan, or (c) a claim for clarification of rights under this Plan, then such Participant (or his or her designee) (a “Claimant”) may file with the Committee a written claim setting forth the amount and nature of the claim, supporting facts, and the Claimant’s address. The Committee shall notify each Claimant of its decision in writing by written or electronic means within 90 days after its receipt of a claim, unless otherwise agreed by the Claimant. In special circumstances, the Committee may extend for a further 90 days the deadline for its decision, provided the Committee notifies the Claimant of the need for the extension within 90 days after its receipt of a claim. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent provisions of the Plan on which the denial is based, describe any additional material or information necessary for the Claimant to realize the claim, and explain the claims review procedure under the Plan and a statement of a Participant’s right to bring a cause of action under Section 502(a) of ERISA after receiving a denial upon appeal.
     Section 7.2 Claims Review Procedure
     A Claimant whose claim has been denied or such Claimant’s duly authorized representative may file, within 60 days after notice of such denial is received by the Claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the Claimant in writing of its decision within 60 days after receipt of such request, unless otherwise agreed by the Claimant. In special circumstances, the Committee may extend for up to 60 additional days the deadline for its decision, provided the Committee notifies the Claimant of the need for the extension within 60 days after its receipt of the request for review. The notice of the final decision of the Committee shall include the reasons for its decision, specific references to the Plan on which the decision is based and a statement of a Participant’s right to receive, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits. The decision of the Committee shall be final and binding on all parties.

ARTICLE VIII
ADMINISTRATION
     Section 8.1 Committee
     The Plan shall be administered by the Compensation Committee, subject to the authority of the Board to appoint another committee to perform the functions of the Committee under the Plan.
     Section 8.2 Duties
     Except as otherwise provided herein, the Committee shall have the power and duty in its sole and absolute discretion to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power in its sole and absolute discretion to:
     (a) provide rules for the management, operation and administration of the Plan, and, from time to time, amend or supplement such rules;
     (b) interpret and construe the Plan in its sole and absolute discretion to the fullest extent permitted by law, which interpretation and construction shall be final and conclusive upon all persons;
     (c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;
     (d) make all determinations relevant to eligibility for benefits under the Plan, including determinations as to: whether a Participant has incurred a termination of employment, the existence of Cause or Good Reason, whether the amounts or benefits to be provided under the Plan would be subject to additional taxes and penalties under Code Section 409A, and compliance with applicable restrictive covenants;
     (e) enforce the Plan in accordance with its terms and the Committee’s interpretation or construction of the Plan as provided in subsection (b) above; and
     (f) do all other acts and things necessary or proper in its judgment to carry out the purposes of the Plan in accordance with its terms and intent.
     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and to otherwise supervise the administration of the Plan.

ARTICLE IX
MISCELLANEOUS
     Section 9.1 Applicable Law
     This Plan is an employee welfare benefit plan subject to ERISA and shall be governed by and construed in accordance with ERISA and, to the extent applicable and not preempted by ERISA, the law of the State of Delaware applicable to contracts made and to be performed entirely within that State, without regard to its conflict of law principle. In addition, this Plan shall be construed in a manner intended to comply with Code Section 409A, the Treasury Regulations issued thereunder and any other applicable guidance.
     Section 9.2 Construction
     No term or provision of this Plan shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions of this Plan and any present or future law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Plan shall be curtailed and limited only to the extent necessary to bring such provision with the requirements of the law.
     Section 9.3 Severability; Equitable Modification
     If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. If any court of competent jurisdiction shall deem any provision of the Agreement too restrictive, the other provisions shall stand, and the court shall modify the provision at issue to the point of greatest restriction permissible by law.
     Section 9.4 Headings
     The Section headings in this Plan are inserted only as a matter of convenience of reference, and in no way define, limit, or extend or interpret the scope of this Plan or of any particular Section.
     Section 9.5 Assignability
     A Participant’s rights or interests under this Plan shall not be assignable or transferrable (whether by pledge, grant of a security interest, or otherwise), except by will or by the laws of descent and distribution.
     Section 9.6 No Waiver
     Any waiver of breach of any of the terms, provisions, or conditions of this Agreement must be in writing to be effective, and shall not be construed or held to be a waiver of any other breach, or a waiver of, acquiescence in, or consent to any further succeeding breach thereof.

     Section 9.7 Term
     This Plan shall continue in full force and effect until its terms and provisions are completely carried out, unless terminated by the Board with at least a majority vote before the commencement of a Change in Control Period (as defined below). A “Change in Control Period” shall commence upon the earlier of (i) the first day the Company (or any Person on its behalf) begins negotiations to effect a Change in Control and (ii) the Company executing a letter of intent (whether or not binding) or a definitive agreement to effect a Change in Control and shall expire upon the first to occur of (A) the occurrence of a Change in Control and (B) the first anniversary of the commencement of the Change in Control Period.
     Section 9.8 Amendment/Termination
     This Plan may be amended in any respect by resolution adopted by the Board until the commencement of a Change in Control Period; provided, however, that this Section 9.8 shall not be amended, and no amendment to the Plan shall be effective if made during a Change in Control Period except to the extent that such amendment is agreed to by the affected Participants in writing. After a Change in Control occurs, this Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever until the second anniversary of such Change in Control. No agreement or representations, written or oral, express or implied, with respect to the subject matter hereof, have been made by the Company which are not expressly set forth in this Plan. Amendment or termination of the Plan shall not accelerate (or defer) the time of any payment under the Plan that is deferred compensation subject to Code Section 409A if such acceleration (or deferral) would subject such deferred compensation to additional tax or penalties under Code Section 409A.
     Section 9.9 Notices
     For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, or sent by certified or overnight mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board. All notices and communications shall be deemed to have been received on the date of delivery thereof if personally delivered, on the third business day after the mailing thereof, or on the date after sending by overnight mail, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.
     Section 9.10 Exculpation
     To the extent permitted by applicable law, no member of the Committee serving as Plan administrator nor any other officer, employee or director of the Company acting on behalf of the Company with respect to this Plan shall be directly or indirectly responsible or otherwise liable by reason of any action or default as a member of that Committee, Plan administrator or other officer or employee of the Company acting on behalf of the Company with respect to this Plan, or by reason of the exercise of or failure to exercise any power or discretion as such person, except for any action, default, exercise or failure to exercise resulting from such person’s gross negligence or willful misconduct. To the extent permitted by applicable law, no member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives.
     Section 9.11 Indemnification
     The Company shall indemnify and hold harmless each member of the Committee serving as Plan administrator, and each other officer, employee or director of the Company acting on behalf of the Company with respect to this Plan, against any and all expenses and liabilities arising out of his or her own membership on the Committee, service as Plan administrator, or other actions respecting this Plan on behalf of the Company, except for expenses and liabilities arising out of such person’s gross negligence or willful misconduct. A person indemnified under this Section who seeks indemnification hereunder (“Indemnitee”) shall tender to the Company a request that the Company defend any claim with respect to which the Indemnitee seeks indemnification under this Section and shall fully cooperate with the Company in the defense of such claim. If the Company shall fail to timely assume the defense of such claim, then the Indemnitee may control the defense of such claim. However, no settlement of any claim otherwise indemnified under this Section shall be subject to indemnity hereunder unless the Company consents in writing to such settlement.
     Section 9.12 Information
     The Company and the Participant shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of their powers and duties in the administration of the Plan. Such information may include, but shall not be limited to, the names of all Plan participants, their earnings and their dates of birth, employment, termination or death. Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.
     Section 9.13 No Property Interest
     The Plan is unfunded. Severance pay shall be paid exclusively from the general assets of the Company and any liability of the Company to any person with respect to benefits payable under the Plan shall give rise solely to a claim as an unsecured creditor against the general assets of the Company. Any claim a Participant may have, or any interest in or right to any compensation, payment or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title or interest now or at any time in the future.
     Section 9.14 Beneficiary
     Any payment due under this Plan after a Participant’s death shall be paid to such person or persons, jointly or successively, as such Participant may designate, in writing filed with the Committee during such Participant’s lifetime in a form acceptable to the Committee, which a Participant may change without the consent of any beneficiary by filing a new designation of beneficiary in like manner. If no designation of beneficiary is on file with the Committee or no designated beneficiary is living or in existence upon such Participant’s death, such payments shall be made to such Participant’s surviving spouse, if any, or if none, to such Participant’s estate.
     Section 9.15 Plan Year
     The fiscal records of the Plan shall be kept on the basis of a plan year which is the calendar year.
* * *
     Dated: January 27, 2011

Exhibit A
Restrictive Covenants Agreement
     THIS AGREEMENT (this “Agreement”), effective as of _______, 20__ (the “Effective Date”), is between The Dolan Company, a Delaware corporation (the “Company”), and ________________ (“Executive”).
PRELIMINARY RECITALS
     The Company currently employs Executive as its ____________________.
     The Company desires to continue to employ Executive and Executive desires to be employed by the Company as the ___________________ of the Company on the terms and conditions contained herein.
     The Company has approved the Executive Change in Control Plan of The Dolan Company (the “Plan”) and has designated the Executive as a Participant pursuant to Section 3.1 of the Plan.
     Upon the execution of this Agreement, the Executive shall be a Participant in the Plan.
AGREEMENT
     In consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, including, but not limited to, the continued employment of the Executive and the benefits under the Plan, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Confidential Information. Other than in the performance of his or her duties hereunder, while employed by the Company and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, furnish, make available or disclose to any third party or use for Executive’s own benefit or the benefit of any third party, any Confidential Information. As used herein, “Confidential Information” shall mean any information relating to the business or affairs of the Company, including, but not limited to, the Company’s products, servicing methods, development plans, costs, finances, marketing plans, equipment configurations, data, data bases, access or security codes or procedures, business opportunities, names of customers, research and development, inventions, algorithms, know-how and ideas, and other proprietary information used by the Company in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the industry other than as a result of Executive’s breach of the covenant contained in this Paragraph 1 or the disclosure of which may be required by law or in a judicial or administrative proceeding. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

     2. Non-Competition and Interference with Relationships. During employment and for a period of twelve (12) months following the Separation of Service (as such term is defined in the Plan) of the Executive (the “Restricted Term”), Executive shall not, directly or indirectly, alone or in combination with any other firm, partnership, company, corporation or person:
          (a) (i) engage in, participate in or otherwise assist (whether as an owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, employee, agent, independent contractor, consultant or otherwise) any other person, entity or business (a “Competitor”) engaged in or planning to engage in the Business of the Company (as defined below) in any State of the United States of America, or in any foreign country in which the Company or an affiliate or subsidiary of the Company is conducting such Business of the Company on the date of such termination (the “Restricted Territory”), unless (x) at the time of the proposed action by Executive, (1) the revenues of any such Competitor from a Business of the Company for the preceding fiscal year of such Competitor constituted less than fifteen percent (15%) of the total revenues of such Competitor for such fiscal year and (2) Executive provides the Company with a signed certificate from the independent accountants for such Competitor stating that, in such independent accountants’ good faith reasonable judgment, the annual revenues of such Competitor from a Business of the Company will be less than fifteen percent (15%) of the total annual revenues of such Competitor during the Restricted Term, or (y) the sole action of Executive with respect to a Competitor that is a publicly traded company consists of acquiring not more than 1% of the outstanding shares of such Competitor; or (ii) solicit or encourage any customer or partner of the Company or its affiliates (determined as of the date of the Separation of Service) to terminate or otherwise alter his or her, her or its relationship with the Company; or
          (b) employ, retain or solicit or attempt to solicit for employment or retention as an independent contractor, or otherwise attempt to hire or assist in the hiring of (or assist any other party to take any such action regarding), any individual employed or engaged by the Company during the Restricted Term; or encourage, induce, or persuade any such person to terminate his or her or her employment or other relationship with the Company.
          (c) For purposes hereof, “Business of the Company” means (i) the “court and commercial” newspaper and/or “business journal” publishing business, (ii) the business of providing mortgage default processing services and/or appellate services to the legal profession, or (iii) any additional business in which the Company becomes engaged or has actively and substantially implemented plans to become engaged as of the date of termination of the Employment Period; provided that in the event any of the foregoing businesses are sold or are discontinued during the Restricted Period, the “Business of the Company” shall cease to include such sold or discontinued business as of the date of sale or discontinuation; provided further that if the Company becomes re-engaged or implements plans to become re-engaged in any such sold or discontinued business, the “Business of the Company” shall again include such business.

     3. Mutual Non-Disparagement. Neither party shall, at any time while the Executive is employed by the Company or thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the other party (including any of the Company’s subsidiaries, other affiliates, officers, directors, employees, partners or stockholders); provided that nothing in this Paragraph 3 shall preclude either party from making truthful statements or disclosures that are required by applicable law, regulation or legal process.
     4. Scope and Severability. The parties acknowledge that the Business of the Company is and will be national in scope and thus the covenants in this Agreement would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Restricted Term unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Agreement not fully enforceable, the other provisions of this Agreement, and this Agreement in general, will nevertheless stand and to the fullest extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Term be deemed to be the longest period permissible by law, but not in excess of the length provided for in Paragraph 2, and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances, but not in excess of the territory provided for in Paragraph 2).
     5. Remedies. Executive acknowledges and agrees that the covenants set forth in this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any of the Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him or her of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages or other remedies as specified in Section 4.4 of the Plan. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for any reason.

THE DOLAN COMPANY

By:

Executive Signature

Title:

Executive Name (print)

Dated:	Dated:

Exhibit B
Separation and General Release Agreement
     The Dolan Company (“Company”), and ___________ (“Employee”), agree that this Separation Agreement and General Release (“Agreement”) sets forth their complete agreement and understanding regarding the termination of Employee’s employment with Company.
     1. Separation Date. Employee’s employment with Company will terminate/was terminated effective ______________ (the “Separation Date”). Employee represents that the Employee has returned all Company property to Company. Except as specifically provided below, Employee shall not be entitled to receive any benefits of employment following the Separation Date.
     2. Consideration of Company. In consideration for the releases and covenants by Employee in this Agreement, Company will provide Employee with: describe severance benefits.
     [For Minnesota employees, add: The Company will pay the severance benefit in one payment on the first Company payday after 18 days have passed from the date on which the Employee signs this Agreement.]
     3. Employee Release of Rights and Agreement Not to Sue. Employee (defined for the purpose of this Paragraph 3 as Employee and Employee’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Released Parties (defined as the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, subsidiaries, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known or unknown claims, causes of action, liabilities, damages, fees, or remunerations of any sort, arising or that may have arisen out of or in connection with Employee’s employment with or termination of employment from the Company, including but not limited to claims for:
(a) violation of any written or unwritten contract, agreement, policy, benefit plan, retirement or pension plan, option plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration; and/or
(b) discrimination, harassment, or retaliation on the basis of any characteristic protected under law, including but not limited to race, color, national origin, sex, sexual orientation, religion, disability, marital or parental status, age, union activity or other protected activity; and/or
(c) denial of protection or benefits under any statute, ordinance, executive order, or regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination

in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Illinois Wage Payment and Collection Act, the Illinois Human Rights Act, the Minnesota Human Rights Act, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment;
(d) violation of any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, interference with contract; and/or
(e) all claims for any other form of pay or compensation that is not provided in this Agreement, including, for example, holiday pay, vacation pay, paid time off, sick pay, bonus pay, commissions, and overtime pay.
     This Agreement does not prohibit Employee from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. If Employee has filed or files a charge, complaint or action, the severance payment described in this Agreement is in complete satisfaction of any and all claims in connection with such charge, complaint or action, and Employee will not be entitled to any other monetary relief of any kind with respect to the claims released in this Agreement.
     4. No Disparagement or Encouragement of Claims. Except as required by lawful subpoena or other legal obligation, Employee agrees not to make any oral or written statement that disparages or places the Company (including any of its past or present officers, employees, products or services) in a false or negative light, or to encourage or assist any person or entity who may or who has filed a lawsuit, charge, claim or complaint against the Released Parties (as defined in Paragraph 3, above). Employee affirms that Employee has not done anything before signing this Agreement that would violate this paragraph. If Employee receives any subpoena or becomes subject to any legal obligation that implicates this paragraph, Employee will provide prompt written notice of that fact to the Company (as provided below) and enclose a copy of the subpoena and any other documents describing the legal obligation. [OPTIONAL]
     5. Non-admission/Inadmissibility. This Agreement does not constitute an admission that the Company took any wrongful, unlawful, or harmful action, and the Company specifically denies any wrongdoing. This Agreement is offered solely to resolve fully all matters related to Employee’s employment with and termination from Company. This Agreement shall not be used as evidence in any proceeding, except one alleging a breach of this Agreement.
     6. Severability. The provisions of this Agreement shall be severable such that the invalidity of any provision shall not affect the validity of other provisions; provided, however, that if a court or other binding authority holds that any release in Paragraph 3 is illegal, void or unenforceable, Employee agrees to promptly execute a release and agreement that is legal and enforceable.

     7. Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law, without regard to its principles of conflicts of laws.
     8. Entire Agreement. This Agreement represents the entire agreement and understanding concerning Employee’s separation from the Company. This Agreement supersedes and replaces any and all prior agreements, understandings, discussions, negotiations, or proposals concerning the matters addressed herein; provided, however, that the Company’s Executive Change in Control Plan, including without limitation Employee’s obligations thereunder and the applicable restrictive covenants to which the Employee is bound, shall remain in full force and effect. In deciding to sign this Agreement, Employee has not relied on any express or implied promise, statement, or representation by the Company, whether oral or written, except as set forth herein.
     9. [FOR EMPLOYEES AGE 40+ ONLY] Revocation Period. Employee has the right to revoke this Agreement, solely with regard to Employee’s release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, for up to seven days after Employee signs it. In order to revoke this Agreement, Employee must sign and send a written notice of the decision to do so, addressed to [insert title, and address], and that written notice must be received by the Company no later than the eighth day after Employee signed this Agreement. If Employee revokes this Agreement, Employee will not be entitled to any of the consideration from the Company described in paragraph 2 above or under the Company’s Change in Control Plan.
     10. [FOR MINNESOTA EMPLOYEES ONLY] Employee may revoke this Agreement within seven (7) calendar days to reinstate federal claims under the Age Discrimination in Employment Act as described above; or rescind within fifteen (15) calendar days to reinstate claims under the Minnesota Human Rights Act. The 7-day revocation and 15-day rescission periods will run at the same time. To be effective, any rescission or revocation must be in writing and delivered to [title], either by hand or by mail, within the relevant fifteen (15) day time period from the date signed below. If sent by mail, the rescission must be (a) postmarked within the fifteen (15) day period; (b) properly addressed to [title and address]; and (c) sent by certified mail, return receipt requested. Employee expressly understands that, if he/she revokes or rescinds this Release as provided above, this Agreement will be null and void. The Employee’s employment will still end on the Separation Date, and the Employee will be paid only wages due through the Separation Date.
     11. Voluntary Execution of Agreement. Employee acknowledges that:
a.	Employee has carefully read this Agreement and fully understands its meaning;

b.	Employee had the opportunity to take up to 21 days [45 days for those age 40+ discharged in a termination affecting more than 1 employee] after receiving this Agreement to decide whether to sign it;

c.	Employee understands that the Company is herein advising him or her, in writing, to consult with an attorney before signing it;

d.	Employee is signing this Agreement, knowingly, voluntarily, and without any coercion or duress; and

e.	everything Employee is receiving for signing this Agreement is described in the Agreement itself, and no other promises or representations have been made to cause Employee to sign it.

THE DOLAN COMPANY

By:

Employee Signature

Title:

Employee Name (print)

Dated:	Dated:

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